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Exhibit 5

August 4, 2006

Level 3 Communications, Inc.
1025 Eldorado Boulevard
Broomfield, Colorado 80021

Re:
Registration Statement on Form S-4 (File No. 333-133991)

Ladies and Gentlemen:

        We are counsel to Level 3 Communications, Inc., a Delaware corporation (the "Company"), and have acted as such in connection with the Company's filing of a Registration Statement on Form S-4, as amended (File No. 333-133991) (the "Registration Statement"), under the Securities Act of 1933, as amended (the "Securities Act"), covering up to $691,717,000 in aggregate principal amount of 11.50% Senior Notes due 2010 (the "New Notes") of the Company, to be offered in exchange for all outstanding 11.50% Senior Notes due 2010 (the "Original Notes") of the Company, originally issued in reliance upon an exemption from registration under the Securities Act.

        The Original Notes were issued under, and the New Notes will be issued under, the indenture, dated as of January 13, 2006 (the "Indenture"), among the Company and The Bank of New York, as trustee (the "Trustee"). The exchange will be made pursuant to an exchange offer contemplated by the Registration Statement (the "Exchange Offer").

        We have examined originals or copies, certified or otherwise, identified to our satisfaction, of (a) the forms of New Notes, (b) the Indenture and (c) the certificate of incorporation (or equivalent), as amended, and by-laws (or equivalent) of the Company.

        We have also examined original, reproduced or certified copies of such records of the Company as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed. In our examination and in rendering our opinions contained herein, we have assumed (i) the genuineness of all signatures of all parties; (ii) the authenticity of all corporate records, agreements, documents, instruments and certificates of the Company submitted to us as originals, the conformity to original documents and agreements of all documents and agreements submitted to us as conformed, certified or photostatic copies; (iii) the due authorization, execution and delivery of all documents and agreements (including the Indenture) by all parties thereto (other than the Company) and the binding effect of such documents and agreements on all such parties (other then the Company); (iv) the legal rights and power of all such parties (other than the Company) under all applicable laws and regulations to enter into, execute and deliver such agreements and documents; and (v) the capacity of natural persons. As to all questions of fact material to such opinions, we have relied without independent check or verification upon certificates of the Company, and their respective officers, employees, agents and representatives; and certificates of public officials.

A.
Based on the foregoing and subject to the qualifications and limitations explained below, we are of the opinion that:

1.
The execution and delivery of the Indenture has been duly authorized by the Company, and the Indenture constitutes legal, valid and binding obligations enforceable against the Company in accordance with the terms thereof.

2.
The New Notes have been duly authorized by the Company and, when duly executed by the proper officers of the Company, duly authenticated by the Trustee and issued by the Company in accordance with the terms of the Indenture and the Exchange Offer, will constitute legal, valid and binding obligations of the Company, will be entitled to the benefits of the Indenture and will be enforceable against the Company in accordance with the terms thereof.

B.
The foregoing opinions are subject to the following qualifications:

  The opinions set forth in paragraphs A1 and A2 above are qualified in that the legality or enforceability of the documents referred to therein may be (a) subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally, (b) limited insofar as the remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and the discretion of the court before which any enforcement thereof may be brought and (c) subject to general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity) including principles of commercial reasonableness or conscionability and an implied covenant of good faith and fair dealing.

        This opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated. We do not express an opinion as to matters arising under the laws of any jurisdiction, other than the laws of the State of New York, the Delaware General Corporation Law and the Delaware Limited Liability Company Act (and the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting such law) and the Federal laws of the United States.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement referred to above and to the reference to our firm under the heading "Legal Matters" in the prospectus included in the Registration Statement. We do not admit by giving this consent that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Willkie Farr & Gallagher LLP

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  Exhibit 5